Exhibit 10.4

CHIPOTLE MEXICAN GRILL, INC.

FORM OF STOCK OPTION AGREEMENT (CANADA)

Name of Participant:

Type of Option: Non-Qualified

No. of Shares:

Exercise Price:

Grant Date:

Vesting Dates:	2nd Anniversary of Grant Date
3rd Anniversary of Grant Date

This Stock Option Agreement (this “Agreement”), dated as of the Grant Date stated above, is delivered by Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), to the Participant named above (the “Participant” or “you”).

Recitals

WHEREAS, the Company is awarding you options (the “Options”) to purchase shares of Common Stock of the Company (the “Shares”) on the terms and conditions provided below and pursuant to the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan (the “Plan”).  This Agreement and the Options granted hereunder are expressly subject to all of the terms, definitions and provisions of the Plan.  Except as expressly indicated herein, defined terms used in this Agreement have the meanings set forth in the Plan.

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this award of Options (“Award”).

Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1.Grant of Award. The Company hereby grants to you the Award with respect to the number of Shares set forth above, pursuant to which you shall have the option to purchase Shares at a per Share price equal to the Exercise Price specified above,  subject to your fulfillment of the vesting and other conditions set forth in this Agreement.

2.Vesting.

(a)Regular Vesting. Except as otherwise provided in the Plan or in this Section 2, your Award shall vest and become exercisable 50% on the 2nd anniversary of the Grant Date and the remaining 50% on the 3rd anniversary of the Grant Date, subject to your continued employment or service with the Company through the applicable vesting date. The period of time prior to the full vesting of the Award shall be referred to herein as the “Vesting Period.”

(b)Termination of Employment.

(i)Unless otherwise determined by the Committee, or except as provided in an agreement between you and the Company, in the event of your death, termination by the Company due to Disability or Retirement (each as defined below) prior to the expiration of the Vesting Period, you shall vest in the Award as follows:

(A)In the event of your Retirement prior to the one-year anniversary of the Grant Date, you shall continue to vest in a pro rata portion of the Award for the remainder of the Vesting Period.  The pro rata portion of the Award shall be determined by multiplying the total number of Shares subject to this Award, without proration, by a fraction, the numerator of which is the number of days from the Grant Date through your Retirement, and the denominator of which is 365.  The portion of the Award that vests pursuant to this paragraph shall become exercisable in accordance with the normal vesting schedule set forth in Section 2(a) and shall expire at the earlier of (i) three years after the date of your Retirement, or (ii) the Expiration Date (as defined below).

(B)In the event of your Retirement on or following the one-year anniversary of the Grant Date, you shall continue to vest in the Award, without proration, for the remainder of the Vesting Period, and the Award shall become exercisable in accordance with the normal vesting schedule set forth in Section 2(a) and shall expire at the earlier of (i) three years after the date of your Retirement, or (ii) the Expiration Date (as defined below).

(C)In the event of your death or termination by the Company due to Disability, the Award, without proration, shall become vested and exercisable on the date of your death or termination by the Company due to Disability.

For purposes of this Agreement: “Disability” means your medically-diagnosed, permanent physical or mental inability to perform your duties as an employee of the Company; “Retirement” means that you have a combined Age and Years of Service (each as defined below) of at least 70 and you have done all of the following (w) given the Company at least six (6) months prior written notice of your Retirement; (x) signed and delivered to the Company an agreement providing for such restrictive covenants, as may be determined from time to time by the Committee, based on individual facts and circumstances, to be reasonably necessary to protect the Company’s interests, with such restrictive covenants continuing for a period of two (2) years after such Retirement (or, indefinitely, in the case of confidentiality and similar restrictive covenants), (y) signed and delivered to the Company, within 21 days of the date of your employment termination (or such later time as required under applicable law) a general release agreement of claims against the Company and its affiliates in a form reasonably acceptable to the Company, which is not later revoked, and (z) voluntarily terminated your employment with the Company.  The term “Age” means (as of a particular date of determination), your age on that date in whole years and any fractions thereof; and “Years of Service” means the number of years and fractions thereof during the period beginning on your most recent commencement of employment with the Company and ending on the date your employment with the Company terminated.  Your refusal to fulfill any of the conditions set forth in (w), (x), (y) or (z) above, your breach of any agreement entered into pursuant to (x) or (y) above, or if, after your Retirement, facts and circumstances are discovered that would have justified your termination for Cause (as defined below) if you were still employed by the Company, shall constitute a waiver and forfeiture by you of the benefits attributable to Retirement under this Agreement.

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(ii)The Award will automatically and immediately vest in full if (A) you experience a Qualifying Termination or (B) upon a Change in Control if this Award is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control).

For purposes of this Agreement and notwithstanding anything in the Plan to the contrary for purposes of determining whether a Qualifying Termination has occurred during the two-year period following a Change in Control:  (A) “Cause” means, unless otherwise provided in an effective employment agreement or other written agreement with respect to the termination of your employment with the Company, the termination of your employment with the Company on account of: (u) your failure to substantially perform your duties (other than as a result of physical or mental illness or injury); (w) your willful misconduct or gross negligence which is materially injurious to the Company or results in reputational harm to the Company; (x) a breach by you of your fiduciary duty or duty of loyalty to the Company; (y) your commission of any felony or other serious crime involving moral turpitude; or (z) your material violation of Company policies or agreements between you and the Company and (B) “Good Reason” means, unless otherwise provided in an effective employment agreement or other written agreement with respect to the termination of your employment with the Company, the termination of your employment with the Company on account of: (x) a material diminution your duties and responsibilities other than a change in your duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (y) a material decrease in your base salary or bonus opportunity other than a decrease in bonus opportunity that applies to all employees of the Company otherwise eligible to participate in the applicable bonus plan, or (z) a relocation of your primary work location more than 30 miles from your work location on the Grant Date, without your prior written consent; provided that, within thirty days following the occurrence of any of the Good Reason events set forth herein, you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(c)Forfeiture of Unvested Award. Unless otherwise determined by the Committee, or except as provided in an agreement between you and the Company, if your employment terminates prior to the expiration of the Vesting Period for any reason other than termination by the Company due to Disability, death, Retirement, or a Qualifying Termination, any then-unvested portion of the Award will be forfeited and canceled as of the date of such employment termination.  Notwithstanding anything to the contrary in this Section 2, your rights with respect to the Award, whether vested or unvested, shall in all events be immediately forfeited and canceled as of the date of your termination of employment for Cause (as defined above).

3.Expiration of the Base Shares.  The Award shall expire, and shall not be exercisable with respect to any vested portion as to which the Award has not been exercised, on the first to occur of:  (i) the seventh (7th) anniversary of the Grant Date (the “Expiration Date”); (ii) upon your termination for any reason other than death, Retirement, termination by the Company due to Disability or for Cause, the earlier of (A) the Expiration Date and (B) ninety (90) days after your termination of employment; (iii) upon your Retirement, the earlier of (A) the Expiration Date and (B) the third (3rd) anniversary of your termination of employment; (iv)  upon your death or termination by the Company due to Disability, the earlier of (A) the Expiration Date and (B) the third (3rd) anniversary of your termination of employment and, prior the expiration of the Award pursuant to this clause (iv), the Award may be exercised by your

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executor, administrator, legal representative, guardian or similar person; and (v) immediately upon your termination of employment for Cause (as defined above), regardless of whether any portion of the Award is vested or exercisable.

4.Method of Exercise.  Subject to the terms and conditions herein, the vested portion of the Options may be exercised, in whole or in part, from the date of vesting until the expiration of the term in accordance with Section 3.  The Award may be exercised by (i) delivering to the Company an exercise notice in the form prescribed by the Company (including by electronic exercises through the Company's third-party stock plan administrator) specifying the number of whole Shares to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (A)  by the Company withholding whole Shares which would otherwise be delivered to you upon the exercise of the Award having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, or (B) to the extent permitted by the Company, by a check or cash payment to the Company, and (ii) executing such documents as the Company may reasonably request. No Share or certificate representing a Share shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 7, have been paid. The Award may not be exercised with respect to a number of Shares that is less than the lesser of (i) twenty-five or (ii) the total number of Shares remaining available for exercise pursuant to this Agreement.

5.Non-Transferability of Award.  This Award may not be transferred by you other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company; provided that anyone who becomes entitled to the Award pursuant to this sentence shall be bound by the provisions of the Plan and this Agreement to be treated as the “Participant” under the Plan and this Agreement. Except to the extent permitted by the foregoing sentence, (i) during your lifetime, the Award is exercisable only by your or your legal representative, guardian or similar person and (ii) the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

6.No Shareholder Rights. Neither you nor any person claiming under or through you shall have rights as a holder of Common Stock (e.g., you have no right to vote or receive dividends) with respect to the Shares subject to the Award unless and until such Shares have been purchased and you have been issued shares of Common Stock that have been registered in your name as owner.

7.Tax Withholding.   As a condition precedent to the issuance of Shares following the exercise of the Award, you shall, upon request by the Company, pay to the Company such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Award.  If you shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you.  Notwithstanding the foregoing, your obligation to advance the Required Tax Payments shall be satisfied by the Company withholding whole Shares that would otherwise be delivered to you upon exercise of the Award having an aggregate fair market value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; however, if you submit a written request to the Company at least ten (10) days in advance of the applicable exercise date, the Company may agree, in its discretion, to permit you to satisfy your obligation to advance the Required Tax Payments by a check or cash payment to the Company.  Shares shall be withheld based on the applicable statutory tax rate; however, if you submit a

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written request to the Company at least ten (10) days in advance of the applicable exercise date, the Company (or, in the case of an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee) may agree, in its discretion, to withhold shares based on a higher tax rate permitted by applicable withholding rules. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

8.Repayment; Right of Set-Off.  You agree and acknowledge that this Agreement is subject the Company’s Executive Compensation Recoupment Policy and any other repayment policies that are in effect on the Grant Date or that the Committee may adopt from time to time with respect to the repayment to the Company of any benefit received hereunder, including “clawback,” recoupment or set-off policies. In addition, you agree that in the event the Company, in its reasonable judgment, determines that you owe the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s policies with respect to travel and business expenses, and if you have not satisfied such obligation, then the Company may instruct the plan administrator to withhold and/or sell Shares acquired by you upon settlement of the Award, or the Company may deduct funds equal to the amount of such obligation from other funds due to you from the Company.

9.Adjustments.  The Award and the number of Shares subject to this Award will automatically be adjusted in accordance with Section 9 of the Plan to prevent accretion, or to protect against dilution, in the event of a change to the Shares resulting from a recapitalization, stock split, consolidation, spin-off, reorganization, liquidation or other similar transactions.

10.Issuance or Delivery of Shares. Upon the exercise of the Award, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 7.

11.No Right to Continued Employment or Service.  The granting of the Award shall not be construed as granting to you any right to continue your employment or service with the Company.

12.Amendment of this Award.  This Award or the terms of this Agreement may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without your approval or consent to the extent permitted by applicable law; provided that, such amendment shall not materially and adversely affect your rights hereunder; or (b) with your consent.

13.Electronic Delivery and Acceptance. You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. You also hereby consent to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agree your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14.Governing Plan Document.  The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations,

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amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.

15.Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, without giving effect to conflict of law rules or principles.

16.Entire Agreement.  This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

17.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

18.Saving Clause.  If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

CHIPOTLE MEXICAN GRILL, INC.

By:	/s/ Marissa Andrada
Chief Diversity, Inclusion and People Officer

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